EXHIBIT 21.1

SUBSIDIARIES

HSW Brasil - Tecnologia e Informacao Ltda

HSW (HK), Inc. Limited

Bonet (Bejing) Technology Limited Liability Company

BoWenWang Technology (Bejing) Limited Liability Company

Banks.com, Inc.

My Stock Fund Securities, Inc.

My Dotted Ventures, Inc.

Pop Factory, LLC